Exhibit 10.1
CONSULTING, CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT

This Consulting, Confidentiality and Proprietary Rights Agreement (“Agreement”) is entered into as of the 7th day of January, 2009 (the “Effective Date”) by and between Woozyfly Inc. (the “Company”), and Venor, Inc. (“Consultant”).

WHEREAS, the Company desires to engage Consultant to provide certain services as set forth on Schedule attached hereto and as specified from time to time by the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1.  Engagement.  The Company hereby engages Consultant to perform, those duties set forth in the Schedule attached hereto and such other duties as may be requested from time to time by the Board of Directors of the Company. Consultant hereby accepts such engagement upon the terms and subject to conditions set forth in this Agreement.

2.  Compensation.  For the services rendered by Consultant under this Agreement, the Consultant shall be paid the compensation specified in the Schedule, which shall include travel time, subject to the terms and conditions set forth in this Agreement.

3.  Term and Survivability.  The term of this Agreement shall be for a month to month period from the Effective Date; terminated with 30 day written notice.  In addition, this Agreement may be terminated if either party materially fails to perform or comply with this Agreement or any material provision hereof. Termination shall be effective five (5) days after notice of such material failure to perform or comply with this Agreement or any material provision hereof to the defaulting party if the defaults have not been cured within such five (5) day period.  Upon termination of this Agreement the following sections of this Agreement shall survive such termination:  Sections 3, 5, 6, 7, 8, 9, 10, 12, 13, 20 and 21.

4.  Costs and Expenses of Consultant’s Performance.  Except as set forth on the Schedule, all costs and expenses of Consultant’s performance hereunder shall be borne by the Consultant.

5.  Taxes.  As an independent contractor, Consultant acknowledges and agrees that it is solely responsible for the payment of any taxes and/or assessments imposed on account of the payment of compensation to, or the performance of services by Consultant pursuant to this Agreement, including, without limitation, any unemployment insurance tax, federal and state income taxes, federal Social Security (FICA) payments, and state disability insurance taxes. The Company shall not make any withholdings or payments of said taxes or assessments with respect to amounts paid to Consultant hereunder; provided, however, that if required by law or any governmental agency, the Company shall withhold such taxes or assessments from amounts due Consultant, and any such withholding shall be for Consultant's account and shall not be reimbursed by the Company to Consultant. Consultant expressly agrees to make all payments of such taxes, as and when the same may become due and payable with respect to the compensation earned under this Agreement.

6.  Confidentiality.  Consultant agrees that Consultant will not, except when required by applicable law or order of a court, during the term of this Agreement or thereafter, disclose directly or indirectly to any person or entity, or copy, reproduce or use, any Trade Secrets (as defined below) or Confidential Information (as defined below) or other information treated as confidential by the Company known, learned or acquired by the Consultant during the period of the Consultant's engagement by the Company.  For purposes of this Agreement, "Confidential Information" shall mean any and all Trade Secrets, knowledge, data or know-how of the Company, any of its affiliates or of third parties in the possession of the Company or any of its affiliates, and any nonpublic technical, training, financial and/or business information treated as confidential by the Company or any of its affiliates, whether or not such information, knowledge, Trade Secret or data was conceived, originated, discovered or developed by Consultant hereunder.  For purposes of this Agreement, "Trade Secrets" shall include, without limitation, any formula, concept, pattern, processes, designs, device, software, systems, list of customers, training manuals, marketing or sales or service plans, business plans, marketing plans, financial information, or compilation of information which is used in the Company's business or in the business of any of its affiliates.  Any information of the Company or any of its affiliates which is not readily available to the public shall be considered to be a Trade Secret unless the Company advises Consultant in writing otherwise. Consultant acknowledges that all of the Confidential Information is proprietary to the Company and is a special, valuable and unique asset of the business of the Company, and that Consultant's past, present and future engagement by the Company has created, creates and will continue to create a relationship of confidence and trust between the Consultant and the Company with respect to the Confidential Information.  Furthermore, Consultant shall immediately notify the Company of any information which comes to its attention which might indicate that there has been a loss of confidentiality with respect to the Confidential Information. In such event, Consultant shall take all reasonable steps within its power to limit the scope of such loss.

7.    Return of the Company’s Proprietary Materials.  Consultant agrees to deliver promptly to the Company on termination of this Agreement for whatever reason, or at any time the Company  may so request, all documents, records, artwork, designs, data, drawings, flowcharts, listings, models, sketches, apparatus, notebooks, disks, notes, copies and similar repositories of Confidential Information and any other documents of a confidential nature belonging to the Company, including all copies, summaries, records, descriptions, modifications, drawings or adaptations of such materials which Consultant may then possess or have under its control.  Concurrently with the return of such proprietary materials to the Company, Consultant agrees to deliver to the Company such further agreements and assurances to ensure the confidentiality of proprietary materials.  Consultant further agrees that upon termination of this Agreement, Consultant's, employees, consultants, agents or independent contractors shall not retain any document, data or other material of any description containing any Confidential Information or proprietary materials of the Company.

8.   Assignment of Proprietary Rights.  Other than the Proprietary Rights listed on the Schedule attached hereto, if any, Consultant hereby assigns and transfers to the Company all right, title and interest that Consultant may have, if any, in and to all Proprietary Rights (whether or not patentable or copyrightable) made, conceived, developed, written or first reduced to practice by Consultant, whether solely or jointly with others, during the period of Consultant's engagement by the Company which relate in any manner to the actual or anticipated business or research and development of the Company, or result from or are suggested by any task assigned to Consultant or by any of the work Consultant has performed or may perform for the Company.

Consultant acknowledges and agrees that the Company shall have all right, title and interest in, among other items, all research information and all documentation or manuals related thereto that Consultant develops or prepares for the Company during the period of Consultant's engagement by the Company and that such work by Consultant shall be work made for hire and that the Company shall be the sole author thereof for all purposes under applicable copyright and other intellectual property laws. Other than the Proprietary Rights listed on the Schedule attached hereto, Consultant represents and covenants to the Company that there are no Proprietary Rights relating to the Company's business which were made by Consultant prior to Consultant's engagement by the Company. Consultant agrees promptly to disclose in writing to the Company all Proprietary Rights in order to permit the Company to claim rights to which it may be entitled under this Agreement.  With respect to all Proprietary Rights which are assigned to the Company pursuant to this Section 8, Consultant will assist the Company in any reasonable manner to obtain for the Company's benefit patents and copyrights thereon in any and all jurisdictions as may be designated by the Company, and Consultant will execute, when requested, patent and copyright applications and assignments thereof to the Company, or other persons designated by the Company, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement. Consultant will further assist the Company in every way to enforce any patents, copyrights and other Proprietary Rights of the Company.

9.  Trade Secrets of Others.  Consultant represents to the Company that its performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information or trade secrets acquired by Consultant in confidence or in trust prior to its engagement by the Company, and Consultant will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to others. Consultant agrees not to enter into any agreement, either written or oral, in conflict with this Agreement.

10.  Other Obligations.  Consultant acknowledges that the Company, from time to time, may have agreements with other persons which impose obligations or restrictions on the Company regarding proprietary rights made or developed during the course of work hereunder or regarding the confidential nature of such work. Consultant agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company hereunder.

11.  Independent Contractor.  Consultant shall not be deemed to be an employee or agent of the Company for any purpose whatsoever. Consultant shall have the sole and exclusive control over its employees, consultants or independent contractors who provide services to the Company, and over the labor and employee relations policies and policies relating to wages, hours, working conditions or other conditions of its employees, consultants or independent contractors.

12. Non-Solicit. Consultant will not, during the term this Agreement and for one year thereafter, directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise) with or through any individual or entity: (i) employ, engage or solicit for employment any individual who is, or was at any time during the twelve-month period immediately prior to the termination of this Agreement for any reason, an employee of the Company, or otherwise seek to adversely influence or alter such individual's relationship with the Company; or (ii) solicit or encourage any individual or entity that is, or was during the twelve-month period immediately prior to the termination of this Agreement for any reason, a customer or vendor of the Company to terminate or otherwise alter his, her or its relationship with the Company or any of its affiliates.  Section 12 does not apply to individuals or entities known to the Consultant previous to the Effective Date.

13. Equitable Remedies.  In the event of a breach or threatened breach of the terms of this Agreement by Consultant, the parties hereto acknowledge and agree that it would be difficult to measure the damage to the Company from such breach, that injury to the Company from such breach would be impossible to calculate and that monetary damages would therefore be an inadequate remedy for any breach. Accordingly, the Company, in addition to any and all other rights which may be available, shall have the right of specific performance, injunctive relief and other appropriate equitable remedies to restrain any such breach or threatened breach without showing or proving any actual damage to the Company.

14. Governing Law.  This Agreement shall be governed, construed and interpreted in accordance with the internal laws of the State of New York. In the event a judicial proceeding is necessary, the sole forum for resolving disputes arising under or relating to this Agreement are the courts for the County of New York or the Federal District Court for the Southern District of New York and all related appellate courts, and the parties hereby consent to the jurisdiction of such courts, and that venue shall be in New York County, New York.

15.  Entire Agreement: Modifications and Amendments.  The terms of this Agreement are intended by the parties as a final expression of their agreement with respect-to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The Schedule referred to in this Agreement is incorporated into this Agreement by this reference. This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived or extensions of time for performance granted, except by written instrument signed by the parties or by their agents duly authorized in writing or as otherwise expressly permitted herein.

16.  Attorneys Fees.  Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party in connection with such action or proceeding.

17. Prohibition of Assignment.  This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by Consultant without the prior written consent of the Company. Any assignment of rights or delegation of duties or obligations hereunder made without such prior written consent shall be void and of no effect.  Company consents to the assignment of this Agreement to Venor Consulting, Inc./LLC when duly formed, provided that Venor Consulting, Inc./LLC is an affiliate of, or the successor to, Consultant, and that Eric Stoppenhagen is a principal of such successor or affiliate.

18.  Binding Effect: Successors and Assignment.  This Agreement and the provisions hereof shall be binding upon each of the parties, their successors and permitted assigns.

19.  Validity.  This Agreement is intended to be valid and enforceable in accordance with its terms to the fullest extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable by any court of competent Jurisdiction, the invalidity or unenforceability of such provision shall not affect the validity or enforceability of all the remaining provisions hereof.

20. Compliance With Laws.  Consultant agrees to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes in the provision of services under this Agreement.

21.  Representations and Warranties; Indemnification.

(a)  Consultant warrants, represents, and agrees that: (i) Consultant has the right and power to enter into this Agreement and grant the rights set forth herein and that no consent or authorization from any third party is required in connection therewith; and (ii) any material Consultant furnishes to Company hereunder shall not infringe upon or violate any common law or statutory law, copyright or any right or privacy or publicity, or any other right of any person or entity.  Company warrants, represents, and agrees that Company has the right and power to enter into this Agreement.

(b)  Each of the parties hereto (the "Indemnifying Party") hereby agrees to and does hereby indemnify, save, and hold the other party (the "Indemnified Party") harmless from any and all damages, liabilities, costs, losses and expenses (including reasonable legal costs and attorney's fees reasonably related to the Indemnified Party's liability) arising out of any third party claim, demand, or action which is inconsistent with any of the warranties, representations, covenants or agreements made by the Indemnifying Party in this Agreement, and which is reduced to final adverse judgment or settled with the Indemnifying Party's prior written consent, not to be unreasonably withheld or delayed; provided, however, that the Indemnifying Party's indemnification obligations hereunder are subject to the requirements that (1) the Indemnified Party notifies the Indemnifying Party in writing within a reasonable time after the Indemnified Party is notified of a claim; (2) the Indemnifying Party has sole control of the defense of the claim (except that, if the Indemnified Party elects to do so, the Indemnified Party may participate in the defense at its own expense) and all related monetary settlement negotiations; and (3) the Indemnified Party provides the Indemnifying Party with assistance, information and authority necessary for the Indemnifying Party to perform its obligations under this section; provided always that the Indemnified Party shall not be required to admit liability under any circumstances.

22.  Notices.  All notices and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed duly given if delivered personally or by telecopy or mailed by registered or certified mail (return receipt requested) or by Federal Express or other similar courier service to the parties at the following addresses or (at such other address for the party as shall be specified by like notice)

(i)  If to the Company:

Woozyfly Inc.
c/o MKM Opportunity Master Fund, Ltd.
 420 Lexington Avenue, Suite 1718
New York, NY  10170
Attn:  David Skriloff

(ii) If to the Consultant:

Venor, Inc.
1328 West Balboa, Suite C
Newport Beach, CA 92661
Attn: Eric Stoppenhagen

Any such notice, demand or other communication shall be deemed to have been given on the date personally delivered or as of the date mailed, as the case may be.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting, Confidentiality, and Proprietary Rights Agreement as of the Effective Date written above.

Venor, Inc.                                                                                   Woozyfly Inc.

By: ___/s/ Eric Stoppenhagen_____________                               By: /s/ Jonathan Bomser
Eric Stoppenhagen                                                                                  Name:Jonathan Bomser
President                                                                                   Title: CEO

MKM Opportunity Master Fund, Ltd.

By:__/s/ David Skriloff_____________
                                                                                       Name: David Skriloff
Title: Portfolio Manager

Schedule

1.   DUTIES AND OPERATIONAL RESPONSIBILITIES:
Consultant shall provide financial consulting to the company.  It is anticipated that the responsibilities shall constitute the restructuring of the capitalization of the Company including the restructuring of the outstanding debt, negotiations of any payables and liabilities, sale of any assets, completion of the audit and the 10k, and the general clean-up of the Company such that it can be successfully merged with another entity as soon as possible.  It is anticipated that such work will last no more than 90 days.

2.           REPORTING SCHEDULE:
Consultant shall report regarding his actions on behalf of the Company; such reports shall be given to David Skriloff of MKM Opportunity Master Fund, Ltd. not less frequently than once per week.

3.           COMPENSATION AND PAYMENT TERMS:
Consultant shall be prepaid the following amount, by MKM Opportunity Master Fund, Ltd. at the beginning of every month under the following schedule.

1st month - $15,000
2nd month - $10,000
3rd month - $7,500
4th month - $5,000
5th month - $3.5k going forward

Payment shall be made by wire to the following:

4           EXPENSES:
MKM Opportunity Master Fund, Ltd. agrees to reimburse Consultant for other reasonably necessary expenses which shall be paid at the end of every month. However, should such expenses exceed $1,000 in any given calendar month; such expenses shall be pre-approved in advance by Company in order to qualify to reimbursement. An email authorization by an officer of Company shall be deemed a valid approval.